 Filed Pursuant to Rule 424(b)(5)

 Registration No. 333-287577

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Supplement dated August 15, 2025)

(To Prospectus dated May 27, 2025)

$1,000,000,000
Common Stock

This supplement amends, supplements and updates the prospectus supplement, dated August 15, 2025 (collectively, the “prospectus supplement”), relating to the sale of our shares of common stock having an aggregate offering price of up to $1,000,000,000, from time to time through or to B. Riley Securities, Inc. (“B. Riley Securities”) as sales agent or principal pursuant to that certain At Market Issuance Sales Agreement, dated January 17, 2024, as amended by Amendment No. 1, dated February 23, 2024, Amendment No. 2, dated November 7, 2024, and Amendment No. 3, dated August 15, 2025 (collectively, the “Sales Agreement”).

On September 29, 2025, we entered into Amendment No. 4 to the Sales Agreement in order to add Yorkville Securities, LLC (“Yorkville Securities”) as an additional sales agent and/or principal through which we may offer and sell shares of our common stock pursuant to the Sales Agreement. All reference in the prospectus supplement to B. Riley Securities are hereby amended to include Yorkville Securities and all references to the sales agent are hereby amended to refer to each sales agent or the sales agents, as the context may require.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PLUG.” On September 29, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.27 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page S-6 of the prospectus supplement, dated August 15, 2025, and in the other documents that are incorporated by reference in the prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, the prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities	Yorkville Securities

The date of this supplement is September 30, 2025.